March 14, 2012	Mayer Brown LLP 1675 Broadway New York, New York 10019-5820 Main Tel (212) 506-2500 Main Fax (212) 262-1910 www.mayerbrown.com

CEF Equipment Holding, L.L.C. 10 Riverview Drive Danbury, CT 06810

Re: Asset Backed Notes

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (File No. 333-160604), filed by CEF Equipment Holding, L.L.C., a Delaware limited liability company (the “Registrant”), with the Securities and Exchange Commission (the “Commission”), as amended and declared effective on October 14, 2009 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of Asset Backed Notes (the “Notes”).

The Notes will be issued pursuant to an Indenture to be dated as of March 21, 2012 (the “Agreement”), between GE Equipment Transportation LLC, Series 2012-1 (the “Issuer”) and Citibank, N.A., as indenture trustee (the “Indenture Trustee”), as more particularly described in the prospectus, dated March 7, 2012 (the “Base Prospectus”), and the prospectus supplement, dated March 14, 2012, relating to the Notes (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). The Class A Notes and the Class B Notes will be sold pursuant to an Underwriting Agreement, dated as of March 14, 2012 (the “Underwriting Agreement”), among the Registrant, the Issuer and the representative of the underwriters named in the Prospectus. The Class C Notes will be sold pursuant to a Note Purchase Agreement, dated on or about March 21, 2012 (the “Note Purchase Agreement”), between the Registrant and the initial purchaser of the Class C Notes. We are familiar with the proceedings taken by the Registrant in connection with the authorization of the issuance and sale of the Notes, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereinafter stated.

We are opining herein as to the effect on the subject transactions of only United States federal law, the laws of the State of New York and the Limited Liability Company Act of the State of Delaware, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown llp

GE Equipment Transportation LLC,
Series 2012-1

March 14, 2012

We have assumed that (a) the purchase price for the Class A Notes and the Class B Notes will be paid to the Registrant by the underwriters named in the Prospectus and (b) the purchase price of the Class C Notes will be paid to the Registrant by the initial purchaser named in the Note Purchase Agreement.

In rendering the opinions set forth herein, we have relied upon and assumed:

A.	The genuineness of all signatures, the authenticity of all writings submitted to us as originals, the conformity to original writings of all copies submitted to us as certified or photostatic copies, and the legal competence and capacity of all natural persons;

B.	The truth and accuracy of all certificates and representations, writings and records reviewed by us and referred to above, including the representations and warranties made in the Agreement with respect to the factual matters set forth therein;

C.	The Indenture Trustee is validly existing, and in good standing under the laws of its jurisdiction of organization and has the requisite organizational power to enter into the Agreement;

D.	Except to the extent that we expressly opine as to any of the following matters with respect to a particular party below: (i) the execution and delivery of the Agreement have been duly authorized by all necessary organizational proceedings on the part of the Indenture Trustee; and (ii) the Agreement constitutes the legal, valid and binding obligations of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with its terms; and

E.	There are no other agreements or understandings, whether oral or written, among any or all of the parties that would alter the agreements set forth in the Agreement.

On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that the Notes are in proper form, and when executed, authenticated and delivered as specified in the Agreement and delivered against the payment of consideration specified in the Underwriting Agreement or, in the case of the Class C Notes, the Note Purchase Agreement, will be legal and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

Mayer Brown llp

GE Equipment Transportation LLC,
Series 2012-1

March 14, 2012

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the headings “Legal Opinions” in the Prospectus and “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement, without admitting that we are “experts” within the meaning of the term used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit or otherwise.

Very truly yours, /s/ MAYER BROWN LLP

PAJ/JR/JGAB